Exhibit 99.1

April 30, 2020

TO:	All Executive Officers and Directors

FROM:	John R. Reynolds, Executive Vice President, Chief Legal Officer

RE:	Notice of Blackout Period Concerning Fluor Corporation Common Stock, Including Stock Trades Within the Fluor Corporation Employees’ Savings Investment Plan and the TRS 401(k) Retirement Plan

As a result of the inability of Fluor Corporation (the “Company”) to timely file its annual report with the SEC, participants in the Fluor Corporation Employees’ Savings Investment Plan and the TRS 401(k) Retirement Plan (the “Plans”) will not be able to acquire additional interests in the Fluor Corporation Common Stock Fund under the Plans until such time as the Company becomes current in its financial reporting obligations. This blackout period begins on May 1, 2020 and will end as soon as reasonably practicable after the Company becomes current in its financial reporting obligations (the “Blackout Period”).

Under the Section 306 of the Sarbanes-Oxley Act of 2002, as a result of the blackout described above, you will not be permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities, such as stock options) during the Blackout Period. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

The prohibition on sales and other transfers applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

Importantly, there is an exception to the prohibition on purchases, sales and other acquisitions or transfers described above for Rule 10b5-1(c) trading plans. Any purchase or sale of equity securities of the Company pursuant to a contract, instruction or written plan entered into by you that satisfies the affirmative defense conditions of Rule 10b5-1(c) will be exempt from the prohibitions described above; provided that you did not enter into or modify the contract, instruction or written plan during the blackout period, or while you were aware of the actual or approximate beginning or ending dates of that blackout period.

If you engage in a transaction that violates the restrictions described above, you may be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties. The SEC regulations regarding blackout period restrictions are complex. To avoid any inadvertent violations of the blackout period restrictions, please contact John R. Reynolds, Executive Vice President, Chief Legal Officer at (469) 398-7000 if you should have any questions about your obligations. In addition, during this blackout period the trading restrictions under the Company’s insider trading policy continue to apply.

This notice is being provided as soon as practicable after the Company determined that it would not be able to timely file its annual report. As documented in the attached certification, the normal 15-day advance notice was not possible due to events beyond the Company’s reasonable control.

If you have any questions or concerns regarding this notice, the blackout period or the restrictions described herein, please contact Fluor Corporation, Attention: John R. Reynolds, Executive Vice President, Chief Legal Officer at 6700 Las Colinas Boulevard, Irving, Texas, 75039, or at (469) 398-7000.

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